Exhibit 99.1

FLAG SHIP ACQUISITION CORPORATION ANNOUNCES PRICING OF $60 MILLION INITIAL PUBLIC OFFERING

New York, New York, June 18, 2024 – Flag Ship Acquisition Corporation, a Cayman Islands exempt company announced today that it priced its initial public offering of 6,000,000 units at $10.00 each.

The Company’s units are expected to be listed on NASDAQ Global Market (“NASDAQ”) and trade under the ticker symbol “FSHPU” beginning Tuesday, June 18, 2024. Each unit has an offering price of $10.00 and consists of one ordinary share and one right to receive one-tenth (1/10) of an ordinary share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the shares and rights are expected to be listed on NASDAQ under the symbols “FSHP”, and “FSHPR”, respectively.

Lucid Capital Markets, acted as the sole bookrunner for the offering. Becker & Poliakoff LLP acted as counsel to the Company and Kramer Levin Naftalis & Frankel LLP acted as counsel to the underwriter. The offering is expected to close on Thursday, June 20, 2024, subject to customary closing conditions.

About Flag Ship Acquisition Corporation

Flag Ship Acquisition Corporation is a blank check company formed under the laws of the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

A registration statement on form S-1 relating to these securities (Sec File Number 333-261028) was declared effective by the Securities and Exchange Commission on June 17, 2024. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Lucid Capital Markets at 570 Lexington Ave, 40th Floor, New York, NY 10022 at telephone number (646)-362-0256 and at Email: Prospectus@lucidcm.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For further information, please contact:

Matthew Chen | Chief Executive Officer

Phone: (212) 884-2667

Email: mchen@flagshipac.com